As Filed with the Securities and Exchange Commission on July 18, 2008
Registration No. 333-152153

U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 1
to
FORM F-10
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTEROIL CORPORATION
(Exact name of Registrant as Specified in its charter)

Yukon Territory, Canada (Province or Other Jurisdiction of Incorporation or Organization)	1311 (Primary Standard Industrial Classification Code Number (if applicable))	None (I.R.S. Employer Identification Number (if applicable))
Level 1
60-92 Cook Street
Cairns, Queensland 4870, Australia
Telephone Number: +61 (7) 4046-4600
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
Telephone Number: (212) 894-8940
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Mark Laurie InterOil Corporation 25025 I-45 North, Suite 420 The Woodlands, Texas 77380 (281) 292-1800	William B. Nelson Haynes and Boone, L.L.P. 1221 McKinney Street, Suite 2100 Houston, Texas 77010 (713) 547-2000 (713) 236-5699 (fax)	Y. Beth Riley Bennett Jones LLP 4500 Bankers Hall East Calgary, Alberta T2P 4K7 (403) 298-3100
Approximate date of commencement of proposed sale of the securities to the public:
From time to time after effectiveness of this Registration Statement.
Yukon Territory
(Principal jurisdiction regulating this offering (if applicable))
It is proposed that this filing shall become effective (check appropriate box):
A. ☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B. ☑	At some future date (check the appropriate box below):

1. ☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)

2. ☑	pursuant to Rule 467(b) on July 18, 2008 at 5:00 p.m. (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on July 15, 2008.

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐	After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box. ☑

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, or such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I
INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Short Form Base Shelf Prospectus
No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
This short form base shelf prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after this short form base shelf prospectus has become final and that permits the omission from this short form base shelf prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities. All shelf information omitted from this shelf prospectus will be contained in one or more shelf prospectus supplements that will be delivered to purchasers together with the base shelf prospectus.
This short form base shelf prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.
Information has been incorporated by reference in this short form base shelf prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the InterOil Corporation at Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: +61 7 4046 4600, and are also available electronically at www.sedar.com.
Short Form Base Shelf Prospectus

Secondary Offering	INTEROIL CORPORATION	July 18, 2008

8,128,477 Common Shares
InterOil Corporation (“InterOil” or the “Company”) issued (i) $95,000,000 principal amount of 8% Subordinated Convertible Debentures Due 2013 (the “Debentures”) in a private placement on May 9, 2008 pursuant to the terms of a Securities Purchase Agreement (the “Debentures Purchase Agreement”) among the Company and the purchasers of the Debentures, and (ii) 2,728,477 common shares (the "Acquired Common Shares”) in connection with the exchange of $60,000,000 of debt for the Acquired Common Shares, which were issued to Clarion Finanz AG (“Clarion”) in a private placement on May 8, 2008, pursuant to the terms of a Common Share Purchase Agreement dated May 8, 2008, as subsequently amended and restated by an Amended and Restated Common Share Purchase Agreement dated as of June 10, 2008 (together, the "Common Share Purchase Agreement”) between the Company and Pacific LNG Operations, Ltd. The purchasers of the Debentures are as follows: Asset Protection Fund Ltd.; Aton Select Fund Ltd.; Highbridge International LLC; IOC Investors LLC; JHF II Emerging Growth Fund; JHT Emerging Growth Trust; John Hancock Small Cap Equity; Kings Road Investments Ltd.; Perella Weinberg Partners Xerion Master Fund Ltd.; Portside Growth and Opportunity Fund; John Tognetti; and Wells Capital Management Incorporated. See “Selling Securityholders.”
This short form base shelf prospectus may be used by each holder of the Debentures and the holder of the Acquired Common Shares and their respective permitted transferees and assignees, as a selling securityholder (each, a “Selling Securityholder”), in connection with resales, from time to time, during the period that this short form base shelf prospectus, including any amendments thereto, remains valid, of (i) the common shares of the Company that are issuable upon conversion of the Debentures and as payment of interest on the Debentures in lieu of cash and (ii) the Acquired Common Shares (collectively, the “Common Shares”). Such Common Shares are also referred to in this prospectus as the “Registrable Securities.” See “Selling Securityholders.”
This short form base shelf prospectus is being filed pursuant to InterOil’s obligation to register the resale of the Registrable Securities pursuant to the terms of (i) the Registration Rights Agreement dated as of May 9, 2008, among the Company and the purchasers of the Debentures (the “Registration Rights Agreement”) and (ii) the provisions of the Common Share Purchase Agreement relating to registration rights. See “Registration Rights” and “Plan of Distribution.”

The Selling Securityholders may sell all or any portion of the Registrable Securities in one or more transactions through brokerage transactions, in private, negotiated transactions, or through any other means described in the section entitled “Plan of Distribution.” The sales may be made at market prices prevailing at the time of sale, at negotiated prices or at fixed prices.
InterOil will not receive any of the proceeds from the resale of the Registrable Securities by the Selling Securityholders. Pursuant to the Registration Rights Agreement and the provisions of the Common Share Purchase Agreement relating to registration rights, InterOil is responsible for registration expenses relating to this short form base shelf prospectus, the shelf registration statement filed with the United States Securities and Exchange Commission (the “SEC”) and the prospectus supplements (if any) filed in connection with this short form base shelf prospectus, and the Selling Securityholders are responsible for all underwriting expenses, discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholders. See “Plan of Distribution.”
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS SHORT FORM BASE SHELF PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.
Investing in the Registrable Securities involves risks. See “Risk Factors.”
The common shares are listed and posted for trading under the symbol “IOL” on the Toronto Stock Exchange and under the symbol “IOC” on the American Stock Exchange. On July 17, 2008, the closing price of the common shares was Cdn.$29.95 per share on the Toronto Stock Exchange and was U.S.$29.50 per share on the American Stock Exchange.
No underwriter has been involved in the preparation of, or has performed a review of, the contents of this short form base shelf prospectus.
In this short form base shelf prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in U.S. dollars.
InterOil’s corporate office is located at Level 1, 60-92 Cook Street, Cairns, Queensland 4870, Australia, and its registered office is located at 300 — 204 Black Street, Whitehorse, Yukon Y1A 2M9 Canada.
InterOil is permitted under the multi-jurisdictional disclosure system adopted by the United States to prepare this short form base shelf prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. InterOil prepares its financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies prepared in conformity with accounting principles generally accepted in the United States of America.
Owning the Registrable Securities may subject you to tax consequences both in the United States and Canada. This short form base shelf prospectus, or any applicable prospectus supplement, may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement. See “Certain Income Tax Considerations.”
All of the Selling Securityholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada, except for John Tognetti. Although such Selling Securityholders have appointed agents for service of process in Canada, the names and addresses of which are identified under “Selling Securityholders,” it may not be possible for investors to enforce judgments obtained in Canada against such Selling Securityholders.
Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because InterOil is incorporated under the laws of the Yukon Territory, Canada, most of InterOil’s officers and directors and some of the experts named in this short form base shelf prospectus are not resident in the United States and most of InterOil’s assets, the assets of InterOil’s directors and officers and of these experts are located outside the United States.

DEFINITIONS AND OTHER MATTERS
In this short form base shelf prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in U.S. dollars. "Canadian dollars” or “Cdn.$” means lawful currency of Canada. Unless otherwise indicated, all financial information included and incorporated by reference in this short form base shelf prospectus or included in any prospectus supplement is determined using Canadian GAAP. “U.S. GAAP” means generally accepted accounting principles in the United States. For a discussion of the principal differences between InterOil’s financial information as calculated under Canadian GAAP and under U.S. GAAP, you should refer to the notes of InterOil’s consolidated annual and interim financial statements incorporated by reference into this short form base shelf prospectus, including relevant U.S. GAAP reconciliations. Unless the context otherwise requires, all references in this short form base shelf prospectus and any prospectus supplement to “InterOil”, the “Company”, “we”, “us” and “our” mean InterOil Corporation and its subsidiaries, partnership interests and joint venture investments.
As used herein, “PNG” means the Independent State of Papua New Guinea.
CAUTIONARY NOTE TO UNITED STATES INVESTORS
This short form base shelf prospectus has been, and any prospectus supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws.
Unless otherwise indicated, all reserve and resource estimates included in this base shelf prospectus and any prospectus supplement have been, and will be, prepared in accordance with National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). NI 51-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning oil and gas activities. As at the date of this short form base shelf prospectus, InterOil does not have any reserves or resources as such terms are defined in NI 51-101.
Canadian standards, including NI 51-101, differ significantly from the requirements of the SEC, and any reserve and resource information incorporated by reference into this base shelf prospectus and any prospectus supplement may not be comparable to similar information disclosed by U.S. companies. In particular, the term “resource” does not equate to the term “reserves.” Under U.S. standards, oil and gas deposits may not be classified as “proved reserves” unless the determination has been made that the oil and gas is reasonably certain to be economically and legally produced and sold under economic conditions prevailing at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “probable reserves”, “possible reserves” or “resources” or other descriptions of the amount of oil and gas deposits that do not constitute “proved reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of a “resource” will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally recoverable. The Canadian standards for identification of “proved reserves” are also not the same as those of the SEC, and proved reserves that may be reported in the future by InterOil in compliance with Canadian standards may not qualify as “proved reserves” under SEC standards.
FORWARD-LOOKING STATEMENTS
Certain statements contained in, or incorporated by reference into, this prospectus are forward-looking statements as defined in the Canadian and U.S. federal securities laws. Such statements are generally identifiable by the terminology used, such as “may,” “plans,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “forecasts,” “budgets,” “targets” or other similar wording suggesting future outcomes or statements regarding an outlook. InterOil has based these forward-looking statements on its current expectations and projections about future events. All statements, other than statements of historical fact, included in or incorporated by reference in this short form base shelf prospectus are forward-looking statements. Forward-looking statements include, without limitation, statements regarding InterOil’s plans for its exploration activities and other business segments and results therefrom, expanding its business segments, operating costs, business strategy, contingent liabilities, environmental matters, and plans and objectives for future operations, the timing, maturity and amount of future capital and other expenditures.
Many risks and uncertainties may impact the matters addressed in these forward-looking statements, including but not limited to:
•	the inherent uncertainty of oil and gas exploration activities;

•	the uncertain outcome of InterOil’s negotiations with the PNG government to determine the price at which InterOil’s refined products may be sold;

•	the margins for InterOil’s refined products;

•	the availability of crude feedstock at economic rates;

•	the uncertainty in InterOil’s ability to attract capital;

•	interest rate risk;

•	general economic conditions and illiquidity in the credit markets;

•	the recruitment and retention of qualified personnel;

•	the availability and cost of drilling rigs, oilfield equipment, and other oilfield exploration services;

•	InterOil’s ability to finance the development of its LNG facility;

•	InterOil’s ability to timely construct and commission its LNG facility;

•	political, legal and economic risks in PNG;

•	InterOil’s ability to renew its petroleum licenses;

•	landowner claims;

•	the uncertainty in being successful in pending lawsuits and other proceedings;

•	compliance with and changes in foreign governmental laws and regulations, including environmental laws;

•	the inability of InterOil’s refinery to operate at full capacity;

•	difficulties in marketing InterOil’s refinery output;

•	exposure to certain uninsured risks stemming from InterOil’s refining operations;

•	weather conditions and unforeseen operating hazards;

•	losses from InterOil’s hedging activities;

•	the impact of competition;

•	the impact of legislation regulating emissions of greenhouse gases on current and potential markets for InterOil’s products;

•	fluctuations in currency exchange rates;

•	material weakness in InterOil’s internal controls; and

•	inherent limitations in all control systems, and misstatements due to error that may occur and not be detected.
The forward-looking statements included in this short form base shelf prospectus are made only as of the date of this short form base shelf prospectus. Except as required by applicable Canadian securities law, InterOil does not undertake to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. InterOil cannot assure you that projected results or events will be achieved.
Given the risks and uncertainties of InterOil’s business, including those set forth and incorporated by reference in this short form base shelf prospectus, in any prospectus supplement and under the heading “Risk Factors” in the annual information form of InterOil dated March 28, 2008 for the year ended December 31, 2007, and management’s discussion and analysis for the year ended December 31, 2007, actual results may differ materially from those expressed or implied by forward-looking statements. In addition, InterOil bases forward-looking statements on assumptions about future events, which may prove to not be accurate. In light of these risks, uncertainties and assumptions, prospective investors should not place undue reliance on forward-looking statements and should be aware that the forward-looking statements described in this short form base shelf prospectus (and in any prospectus supplement) and the documents incorporated by reference in this short form base shelf prospectus (and in any prospectus supplement) may not occur.
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
InterOil is a corporation continued under the laws of the Yukon Territory, Canada, and substantially all of InterOil’s assets are located in PNG. Most of InterOil’s directors and officers are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on InterOil or InterOil’s directors or officers or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against InterOil or InterOil’s directors or officers.
DOCUMENTS INCORPORATED BY REFERENCE
The following documents have been filed with the securities commission or similar regulatory authority in the Province of Ontario and are specifically incorporated by reference in, and form an integral part of, this short form base shelf prospectus:
(a)	the management information circular dated May 12, 2008 relating to InterOil’s annual and special meeting of shareholders held on June 23, 2008;

(b)	the annual information form dated March 28, 2008 for the year ended December 31, 2007;

(c)	management’s discussion and analysis dated March 28, 2008 for the year ended December 31, 2007;

(d)	the audited consolidated balance sheets as at December 31, 2007, 2006 and 2005, and the consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the three years ended December 31, 2007, together with the auditors’ report thereon dated March 28, 2008;

(e)	comparative interim consolidated financial statements (unaudited) for the three month periods ended March 31, 2008 and 2007, together with the notes thereto;

(f)	management’s discussion and analysis dated May 14, 2008 for the three month period ended March 31, 2008;

(g)	the material change report dated May 12, 2008;

(h)	the material change report dated May 6, 2008;

(i)	the material change report dated May 2, 2008;

(j)	the material change report dated May 1, 2008;

(k)	the material change report dated November 22, 2007;

(l)	the material change report dated November 5, 2007;

(m)	the material change report dated August 31, 2007; and

(n)	the material change report dated August 22, 2007.
Any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and auditors’ reports thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, filed in the Province of Ontario after the date of this short form prospectus and during the 25 month period that this short form prospectus, including any amendments hereto, remains in effect shall be deemed to be incorporated by reference in this short form prospectus.
Upon a new annual information form and related audited annual financial statements and management’s discussion and analysis being filed by InterOil with, and where required, accepted by, the securities commission in the Province of Ontario during the term of this short form prospectus, the previous annual information form, the previous audited annual financial statements and related management’s discussion and analysis, all unaudited interim financial statements and related management’s discussion and analysis, material change reports and business acquisition reports filed prior to the commencement of InterOil’s financial year in which the new annual information form and related audited annual financial statements and management’s discussion and analysis are filed shall be deemed no longer to be incorporated into this short form prospectus for purposes of future offers and sales of Registrable Securities under this short form prospectus. Upon new interim financial statements and related management’s discussion and analysis being filed by us with the securities commission in the Province of Ontario during the term of this short form prospectus, all interim financial statements and related management’s discussion and analysis filed prior to the new interim consolidated financial statements and related management’s discussion and analysis shall be deemed no longer to be incorporated into this short form prospectus for purposes of future offers and sales of Registrable Securities under this short form prospectus. Upon a new information circular relating to an annual meeting of holders of common shares being filed by InterOil with the securities commission in the Province of Ontario during the term of this short form prospectus, the information circular for the preceding annual meeting of holders of common shares shall be deemed no longer to be incorporated into this short form prospectus for purposes of future offers and sales of Registrable Securities under this short form prospectus.
All shelf information permitted under applicable laws to be omitted from this short form prospectus will be contained in one or more prospectus supplements that will be delivered to prospective purchasers together with this short form prospectus. A prospectus supplement containing the specific terms of any offering of Registrable Securities offered thereunder and other information relating to such Registrable Securities will be delivered to prospective purchasers of such Registrable Securities together with this short form prospectus and will be deemed to be incorporated by reference into this short form prospectus as of the date of the prospectus supplement and only for the purposes of the offering of the Registrable Securities to which the prospectus supplement pertains.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form base shelf prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form base shelf prospectus.
To the extent that any document or information incorporated by reference into this short form base shelf prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this short form base shelf prospectus forms a part. In addition, InterOil has and will incorporate by reference into this short form base shelf prospectus from documents that it files with or furnishes to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). InterOil’s U.S. filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov.
You should rely only on the information contained or incorporated in this short form base shelf prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this short form base shelf prospectus forms a part. InterOil has not authorized anyone to provide you with different or additional information. InterOil is not making an offer of the Registrable Securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained in or incorporated by reference in this short form base shelf prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the applicable prospectus supplement.
Information has been incorporated by reference in this base shelf prospectus from documents filed with the securities commission or similar regulatory authority in the Province of Ontario, Canada and the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the

Corporate Secretary of InterOil at Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: +61 7 4046 4600 and are also available electronically at www.sedar.com.
INTEROIL CORPORATION
InterOil is a developing, vertically-integrated energy company whose focus is PNG and the surrounding region. InterOil’s assets consist of upstream petroleum exploration licenses, an oil refinery and retail and commercial distribution facilities, all of which are located in PNG.
InterOil’s operations are organized into three major business segments:
•	The upstream segment, which includes the exploration for oil and gas in PNG;

•	The midstream segment, which includes the refining of crude oil and the wholesale marketing of refined products in PNG as well as the development of an onshore liquefied natural gas processing facility in PNG; and

•	The downstream segment, which includes wholesale and retail distribution of refined products in PNG.
These business segments are supported by a corporate function, which includes business development and provides a range of common services to those other segments.
Upstream
InterOil’s upstream business currently has four exploration licenses in PNG, three of which are operated by InterOil and cover approximately 8.7 million acres. InterOil has funded much of its exploration efforts to date through indirect participation interest agreements, pursuant to which investors make an up front payment to InterOil and are entitled to an indirect interest in a specified number of exploration wells.
On November 23, 2006, InterOil completed the Elk-1 well, a natural gas discovery. On May 1, 2008, InterOil announced that the Elk-4 well, which has been drilled into the Antelope structure, is a natural gas and condensate discovery. InterOil continues to evaluate the size and structure of the Elk and Antelope fields by drilling additional development wells. InterOil’s ability to commercialise these will depend on the results of these development wells. In addition, there is no market for natural gas in PNG, so InterOil’s ability to sell production from its discoveries will depend upon the development of a liquefied natural gas facility in PNG. This project will require substantial amounts of financing and will take years to complete. As discussed below, InterOil is evaluating the construction of a liquefied natural gas facility near its refinery in PNG. No assurances can be given that InterOil will be able to successfully construct such a facility, or as to the timing of such construction.
As of the date of this base prospectus, InterOil does not have any production of oil or gas and does not have any reserves or resources as defined under Canadian NI 51-101 or under definitions established by the SEC.
Midstream — Refining
InterOil’s midstream refinery is centrally located across the harbour from Port Moresby, the capital city of PNG. InterOil’s refinery, which was designed to comply with The World Bank’s environmental standards, processes “light sweet” crude, which is low in sulphur content and does not require product processing beyond distillation, reforming and blending. InterOil’s refinery has a nameplate operating capacity of 32,500 barrels per day. During 2007, average daily production was 16 thousand barrels per day, which is below the refinery’s nameplate capacity. This was primarily due to the enhanced product quality specifications in the Australian markets that limited InterOil’s export of gasoline and middle distillates in 2007 into that market. All of InterOil’s gasoline and middle distillates are sold in PNG, with naphtha and low sulphur waxy residue products available for export.
Under InterOil’s 30 year agreement with the Government of PNG, the government has undertaken to ensure that all domestic distributors purchase their refined petroleum product needs from InterOil’s refinery, or any refinery which is later constructed in PNG, at an import parity price. In general, the import parity price is the price that would be paid in PNG for a refined product that is being imported. For each refined product produced and sold locally in PNG, the import parity price is currently calculated by adding the costs that would typically be incurred to import such product to the average posted price for such product in Singapore.
InterOil is currently reviewing this import parity pricing template with the Government of PNG. The primary reason for this review is to establish a pricing mechanism that will correlate more closely with the daily movements in the price of refined products in Singapore and therefore the price of crude.
Midstream— Liquefaction
InterOil is also in the early stages of developing a liquefied natural gas facility which InterOil anticipates locating next to its refinery. InterOil is targeting this facility to produce up to 9 million tons of liquefied natural gas per year. To complete this complex project InterOil will need to develop extensive infrastructure. These facilities will require substantial amounts of financing and take years to complete.
In July 2007, InterOil entered into a shareholders’ agreement with Pacific LNG Operations, Ltd. and Merrill Lynch Commodities (Europe) Limited relating to the formation and funding of the entity, PNG LNG Inc., which will own and operate the facility. In addition, certain project agreements are required with the Government of PNG and are currently being negotiated.
Downstream
InterOil’s wholesale and retail distribution business is the largest and most comprehensive asset distribution base in PNG. It encompasses bulk storage, aviation refueling, and the wholesaling and retailing of refined petroleum products which, at the end of 2007, supplied approximately 65% of PNG’s refined petroleum product needs. InterOil’s retail and wholesale distribution business distributes diesel, jet fuel, gasoline, kerosene, avgas, power fuel and fuel oil as well as Shell and BP branded commercial and industrial lubricants, such as engine and hydraulic oils. In general, all of the refined products sold pursuant to InterOil’s wholesale and retail distribution business are purchased from its refining and marketing business segment, with the exception of lubricants, fuel oil and avgas.
REGISTRATION RIGHTS
Pursuant to the terms of the Debentures Purchase Agreement, InterOil entered into the Registration Rights Agreement with each of the Selling Securityholders, other than Clarion. In addition, InterOil agreed to register the Acquired Common Shares acquired by Clarion, pursuant to the provisions of the Common Share Purchase Agreement relating to registration rights.
The following summary of selected provisions of the Registration Rights Agreement and the provisions of the Common Share Purchase Agreement relating to registration rights is not complete and is subject to, and is qualified in its entirety by reference to, the provisions of those agreements. Copies of the Registration Rights Agreement and the Common Share Purchase Agreement are available from InterOil upon request and available on SEDAR at www.sedar.com.
Pursuant to these agreements, InterOil has filed this short form base shelf prospectus with the Ontario Securities Commission under National Instrument 44-102 — Shelf Distributions — and a registration statement, of which this short form base shelf prospectus forms a part, with the SEC under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). InterOil is registering the number of Registrable Securities covered by this short form base shelf prospectus pursuant to the terms of the Registration Rights Agreement, the provisions of the Common Share Purchase Agreement relating to registration rights and under the U.S. Securities Act to permit the Selling Securityholders to resell the Registrable Securities from time to time after the effective date of the registration statement of which this short form base shelf prospectus forms a part.
Under the Registration Rights Agreement, InterOil will use its commercially reasonable efforts to keep the registration statement effective at all times with respect to the Common Shares underlying the Debentures. This obligation is subject to InterOil’s right to suspend use of the registration statement with respect to such Common

Shares, as described below. Notwithstanding the foregoing, InterOil is not required to file or maintain the effectiveness of this short form base shelf prospectus following such time as (i) all holders of Common Shares underlying the Debentures have completed the resales of all their Registrable Securities or (ii) such Registrable Securities are freely tradeable by the Selling Securityholders, other than Clarion, without qualification by prospectus under Rule 144 of the U.S. Securities Act (or similar provision then in effect).
When a Selling Securityholder elects to sell the Registrable Securities pursuant to the registration statement, such Selling Securityholder will be required to: (i) provide InterOil with any additional information requested by the Ontario Securities Commission and the SEC, if any; (ii) deliver a copy of this short form base shelf prospectus to purchasers of such Registrable Securities; and (iii) be subject to the provisions of the Registration Rights Agreement, including the indemnification provisions, or the provisions of the Common Share Purchase Agreement relating to registration rights, as the case may be.
Under the Registration Rights Agreement, InterOil will: (i) provide the Selling Securityholders with copies of this short form base shelf prospectus and any amendment or supplement thereto and any documents incorporated by reference herein and therein; (ii) notify each Selling Securityholder immediately of the happening of any event as a result of which this short form base shelf prospectus (including any supplements thereto) includes any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and to promptly update and/or correct such prospectus; (iii) notify each Selling Securityholder of the issuance by the Ontario Securities Commission or the SEC suspending the effectiveness of this short form base shelf prospectus; (iv) notify the Selling Securityholders when the registration statement has become effective; (v) list the Registrable Securities on the American Stock Exchange and Toronto Stock Exchange; and (vi) take other actions as are required to permit unrestricted resales of the Registrable Securities in accordance with the terms and conditions of the Registration Rights Agreement.
Under the Registration Rights Agreement and the provisions of the Common Share Purchase Agreement relating to registration rights, (i) InterOil will pay all expenses of the registration statement and (ii) the Selling Securityholders are responsible for all underwriting expenses, discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholders.
SELLING SECURITYHOLDERS
InterOil is registering the Registrable Securities on behalf of the Selling Securityholders named in the table below. InterOil issued (i) U.S.$95,000,000 aggregate principal amount of Debentures in a private placement on May 9, 2008 to Asset Protection Fund Ltd., Aton Select Fund Ltd., Highbridge International LLC, IOC Investors LLC, JHF II Emerging Growth Fund, JHT Emerging Growth Trust, John Hancock Small Cap Equity, Kings Road Investments Ltd., Perella Weinberg Partners Xerion Master Fund Ltd., Portside Growth and Opportunity Fund, John Tognetti, and Wells Capital Management Incorporated, and (ii) the Acquired Common Shares in a private placement on May 8, 2008 to Clarion in connection with the exchange of $60,000,000 of debt for the Acquired Common Shares.
This short form base shelf prospectus may be used by the Selling Securityholders in connection with resales of the Registrable Securities, from time to time, during the 25 month period that this short form base shelf prospectus, including any amendments thereto, remains valid. The Selling Securityholders are not under any obligation to sell all or a portion of the Registrable Securities, nor are the Selling Securityholders obligated to sell any of their Registrable Securities immediately after the date of this short form base shelf prospectus.
The information in the table below is as of July 17, 2008, and is based upon information provided by the Selling Securityholders. This table lists the Selling Securityholders, the number of Common Shares being offered for sale by the Selling Securityholders pursuant to this short form base shelf prospectus, and the number of Common Shares owned, controlled or directed beneficially by the Selling Securityholders prior to this offering and after this offering, assuming the sale of all Registrable Securities pursuant to this short form base shelf prospectus. The Common Shares listed in the table below as being owned, controlled or directed beneficially by a Selling Securityholder, other than Clarion, prior to this offering include 3,800,000 Common Shares that are issuable upon conversion of the Debentures. In addition, InterOil has the right to pay interest, and the Selling Securityholders, other than Clarion, may elect to receive payment of interest, on the Debentures in Common Shares in lieu of cash, as described under “Description of Our Debentures — Interest,” which is not included in the table below. To prevent dilution to the Selling Securityholders, other than Clarion, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving the Common Shares.

As a result of these and other provisions, holders of the Debentures may acquire more Common Shares than are currently listed in the following table.
To InterOil’s knowledge, the Selling Securityholders have sole voting and investment power with respect to the Common Shares and have not within the past three years had any position, office or other material relationship with InterOil (including any of its affiliates), except as set forth in the footnotes to the table below.

			Number of
			Common Shares
	Number of		Owned,
	Common Shares		Controlled or
	Owned,		Directed Beneficially,
	Controlled or		After Completion
	Directed		of the Offering
	Beneficially,	Number of	(% of Outstanding
	Prior to the	Registrable	Common
Name of Selling Securityholders	Offering(1)	Securities(2)	Shares)(3)
Asset Protection Fund Ltd.(4)	539,257	40,000	499,257 (1.2%	)
Aton Select Fund Ltd.(5)	621,200	600,000	21,200 (*	)
Clarion Finanz AG (6)	3,356,350	2,728,477	627,873 (1.5%	)
Highbridge International LLC(7)	453,333	400,000	53,333 (*	)
IOC Investors LLC(8)	800,000	800,000	0
JHF II Emerging Growth Fund(9)	211,577	41,000	170,577 (*	)
JHT Emerging Growth Trust(10)	25,268	5,000	20,268 (*	)
John Hancock Small Cap Equity(11)	862,602	154,000	708,608 (1.7%	)
Kings Road Investments Ltd.(12)	1,000,322	200,000	800,322 (2.0%	)
Perella Weinberg Partners Xerion Master Fund Ltd. (13)	618,612	440,000	178,612 (*	)
Portside Growth and Opportunity Fund(14)	399,870	320,000	79,870 (*	)
John Tognetti(15)	400,000	400,000	0
Wells Capital Management Incorporated(16)	4,358,125	400,000	3,958,125 (9.7%	)
	Totals	6,528,477	7,118,045 (17.4%	)

Notes:

*	Represents ownership of less than 1.0% of outstanding common shares.

1.	The total amount of common shares owned, controlled or directed beneficially by each Selling Securityholder prior to the offering includes the Registrable Securities owned by such Selling Securityholder.

2.	Excludes up to 1,600,000 of common shares that may be issued by the Company as payment of interest on the Debentures in lieu of cash and pursuant to the adjustment provisions of the Debentures.

3.	The percentage of shares beneficially owned after the offering is based on the sum of (i) 34,337,880 common shares outstanding as of July 17, 2008, plus (ii) with respect to each Selling Securityholder, the maximum number of Common Shares issuable upon conversion of the Debentures by such Selling Securityholder and issuable upon payment of interest on the Debentures in cash, for a total of 40,866,357 common shares. InterOil does not know when or in what amounts the Selling Securityholders may offer for sale the Registrable Securities pursuant to this offering. The Selling Securityholders may choose not to sell any of the Registrable Securities offered by this base shelf prospectus. Because the Selling Securityholders may offer all or some of the Registrable Securities pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the Registrable Securities, InterOil cannot estimate the number of common shares that the Selling Securityholders will hold after completion of the offering. For purposes of this table, InterOil has assumed that the Selling Securityholders will have sold all of the Registrable Securities covered by this base shelf short form prospectus upon the completion of the offering.

4.	The shares beneficially owned by Asset Protection Fund Ltd. include 40,000 common shares issuable upon conversion of $1,000,000 aggregate principal amount of Debentures. It shares voting and investment power with respect to all of these Common Shares with David Dawes.

5.	The shares beneficially owned by Aton Select Fund Ltd. include 600,000 Common Shares issuable upon conversion of $15,000,000 aggregate principal amount of Debentures. It shares voting and investment power with respect to all of these Common Shares with Dr. Werner Keicher.

6.	Clarion shares voting and investment power with respect to all of these Common Shares with Carlo Civelli.

7.	The shares beneficially owned by Highbridge International LLC (“Highbridge International”) include 400,000 Common Shares issuable upon conversion of $10,000,000 aggregate principal amount of Debentures. Highbridge Capital Management, LLC (“Highbridge Capital”) is the trading manager of Highbridge International and has voting control and investment discretion over the Common Shares held by Highbridge International. Glenn Dubin and Henry Swieca control Highbridge Capital and have voting control and investment discretion over the Common Shares held by Highbridge International. Each of Highbridge Capital, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the Common Shares held by Highbridge International.

8.	The shares beneficially owned by IOC Investors LLC include 800,000 Common Shares issuable upon conversion of $20,000,000 aggregate principal amount of Debentures. IOC Investors LLC shares voting and investment power with respect to all of these Common Shares with William R. Ziegler.

9.	The shares beneficially owned by JHF II Emerging Growth Fund (“JHF II”)include 41,000 Common Shares issuable upon conversion of $1,025,000 aggregate principal amount of Debentures. JHF II shares voting and investment power with respect to all of these Common Shares Alan Norton, Portfolio Manager. It is an affiliate of JHT and John Hancock.

10.	The shares beneficially owned by JHT Emerging Growth Trust (“JHT”) include 5,000 Common Shares issuable upon conversion of $125,000 aggregate principal amount of Debentures. JHT shares voting and investment power with respect to all of these Common Shares Alan Norton, Portfolio Manager. It is an affiliate of JHF II and John Hancock.

11.	The shares beneficially owned by John Hancock Small Cap Equity (“John Hancock”) include 154,000 Common Shares issuable upon conversion of $3,850,000 aggregate principal amount of Debentures. John Hancock shares voting and investment power with respect to all of these Common Shares Alan Norton, Portfolio Manager. It is an affiliate of JHF II and JHT.

12.	The shares beneficially owned by Kings Road Investments Ltd. (“Kings Road”) include (i) 200,000 Common Shares issuable upon conversion of $5,000,000 aggregate principal amount of Debentures, (ii) 666,667 Common Shares issuable upon conversion of its indirect participation interest under the indirect participation interest agreement dated February 25, 2005 (the “IPI Agreement”), (iii) options to purchase 106,900 Common Shares, and (iv) warrants to purchase 26,755 Common Shares. Kings Road is a wholly-owned subsidiary of Polygon Global Opportunities Master Fund (the “Master Fund”). Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), the Master Fund, Alexander Jackson, Reade Griffith and Paddy Dear share voting and/or dispositive power of the Common Shares held by Kings Road. The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the Common Shares held by Kings Road.

13.	The shares beneficially owned by Perella Weinberg Partners Xerion Master Fund Ltd. (“PWP Master Fund”) include (i) 440,000 Common Shares issuable upon conversion of $11,000,000 aggregate principal amount of Debentures and (ii) 178,612 Common Shares held through a prime broker. PWP Master Fund has sole voting and investment power with respect to all of these Common Shares.

14.	The shares beneficially owned by Portside Growth and Opportunity Fund (“Portside”) include 320,000 Common Shares issuable upon conversion of $8,000,000 aggregate principal amount of Debentures. Ramius LLC (“Ramius”) is the investment adviser of Portside and consequently has voting control and investment discretion over the Common Shares held by Portside. Ramius disclaims beneficial ownership of the Common Shares held by Portside. C4S & Co., L.L.C. (“C4S”) is the managing member of Ramius and may be considered the beneficial owner of any securities deemed to be beneficially owned by Ramius. C4S disclaims beneficial ownership of any securities. Peter A. Morgan, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S and may be considered the beneficial owners securities deemed to be beneficially owned by C4S. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of the Common Shares held by Portside.

15.	The shares beneficially owned by John Tognetti include 400,000 Common Shares issuable upon conversion of $10,000,000 aggregate principal amount of Debentures. John Tognetti has sole voting and investment power with respect to all of these Common Shares.

16.	The shares beneficially owned by Wells Capital Management Incorporated include 400,000 Common Shares issuable upon conversion of $10,000,000 aggregate principal amount of Debentures. It has sole voting and investment power with respect to all of these Common Shares.
All of the Selling Securityholders are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada, except for John Tognetti. Although such Selling Securityholders have appointed an agent for service of process in Canada it may not be possible for investors to enforce judgments in Canada against such Selling Securityholders. The names and addresses of the agents for service of process for the Selling Securityholders are as follows:

Name of Selling Securityholder	Registered Agent Name	Registered Agent Address
Asset Protection Fund Ltd.	McMillan Binch Mendelsohn LLP	Brookfield Place
Bay Wellington Tower
Suite 440, 181 Bay Street
Toronto, Ontario M5J 2T3

Aton Select Fund Ltd.	McMillan Binch Mendelsohn LLP	Brookfield Place
Bay Wellington Tower
Suite 440, 181 Bay Street
Toronto, Ontario M5J 2T3

Clarion Finanz AG	McMillan Binch Mendelsohn LLP	Brookfield Place
Bay Wellington Tower
Suite 440, 181 Bay Street
Toronto, Ontario M5J 2T3

Highbridge International LLC	Goodmans LLP	c/o Goda Incorporators, Inc.
250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6

IOC Investors LLC	Burstall Winger LLP	1600, 333 — 7th Avenue, S.W.
Calgary, Alberta T2P 2Z1

JHF II Emerging Growth Fund	Goda Incorporators, Inc.	250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6

JHT Emerging Growth Trust	Goda Incorporators, Inc.	250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6

John Hancock Small Cap Equity	Goda Incorporators, Inc.	250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6

Kings Road Investments Ltd	Ogilvy Renault LLP	1981 McGill College Avenue
Suite 1100
Montreal, Quebec H3A 3C1

Perella Weinberg Partners Xerion	McMillan Binch Mendelsohn LLP	Brookfield Place
Master Fund Ltd.		Bay Wellington Tower
Suite 440, 181 Bay Street
Toronto, Ontario M5J 2T3

Portside Growth and Opportunity Fund	Goda Incorporators, Inc.	250 Yonge Street, Suite 2400
Toronto, Ontario M5B 2M6

Wells Capital Management Incorporated	CSC North America, Inc.	c/o Ogilvy Renault LLP 1600 — 45 O’Connor Street Ottawa, Ontario K1P 1A4
DESCRIPTION OF THE COMMON SHARES
The following describes the terms and provisions of InterOil’s existing share capital.
Authorized Capital
InterOil’s authorized capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, with 1,035,554 Series A Preferred Shares authorized. As of July 17, 2008, 34,337,880 Common Shares and 200,077 Series A Preferred Shares were issued and outstanding. Each Series A Preferred Share is convertible into one Common Share, subject to certain adjustments.

Common Shares
Holders of Common Shares are entitled to one vote for each Common Share held at any meeting of the shareholders of InterOil and to receive, out of all profits or surplus available for dividends, any dividends declared by InterOil on the Common Shares, and to receive any of the remaining property of InterOil in the event of liquidation, dissolution or winding up of InterOil, whether voluntary or involuntary.
Options
As of July 17, 2008, there were options outstanding to purchase 1,332,000 Common Shares.
Other Instruments Convertible into or Exchangeable for Common Shares
InterOil has entered into an agreement with Petroleum Independent and Exploration Corporation, (“PIE”), under which PIE can exchange its remaining 5,000 shares of SPI InterOil LDC on a one-for-one basis for InterOil’s Common Shares. This election may be made by PIE at any time.
In addition, InterOil has granted the parties to an indirect participation agreement, the right to convert their rights under the indirect participation agreement into 3,333,334 Common Shares, of which 26,667 were converted in January 2007 and rights to convert 546,667 were waived in May 2008.
Warrants
In 2004, InterOil issued five-year warrants to purchase 359,415 Common Shares at an exercise price equal to $21.91. Warrants to purchase a total of 337,252 Common Shares are outstanding as of July 17, 2008. The warrants are exercisable until August 27, 2009.
MARKET FOR SECURITIES
The Common Shares are listed and posted for trading on the Toronto Stock Exchange under the symbol “IOL” and on the American Stock Exchange under the symbol “IOC.”
The following table sets forth the high and low sale prices and the trading volumes for the Common Shares of InterOil on a monthly basis as reported by the Toronto Stock Exchange for the twelve month period before the date of this short form base shelf prospectus:

	Price Range		Volume (Number of
	High (Cdn.$)	Low (Cdn.$)	Common Shares)
2008
July 1 — 17	$31.16	$27.02	557,900
June	$36.50	$24.36	1,699,642
May	$29.25	$21.82	2,117,360
April	$20.80	$16.50	1,247,241
March	$23.22	$16.50	974,900
February	$23.92	$18.51	1,076,800
January	$21.88	$15.93	1,728,700

2007
December	$26.14	$18.71	1,826,700
November	$24.42	$19.23	2,399,900
October	$31.23	$20.72	3,223,100
September	$38.36	$31.00	1,567,000
August	$44.10	$22.88	3,613,400
July	$30.65	$19.37	2,525,800
June	$47.81	$19.04	2,341,100

The following table sets forth the high and low sale prices and the trading volumes for the Common Shares on a monthly basis as reported by the American Stock Exchange for the twelve month period before the date of this short form prospectus:

	Price Range		Volume (Number of
	High (U.S.$)	Low (U.S.$)	Common Shares)
2008
July 1 — 17	$30.69	$26.58	10,358,800
June	$41.62	$24.10	26,936,000
May	$29.41	$21.65	27,588,500
April	$16.20	$20.30	12,834,900
March	$23.50	$16.06	12,778,300
February	$23.90	$18.40	12,586,500
January	$21.94	$15.45	12,268,100

2007
December	$25.76	$19.00	13,629,900
November	$24.50	$19.01	11,611,500
October	$31.45	$20.78	20,475,600
September	$37.81	$30.95	12,286,300
August	$42.00	$21.57	30,886,000
July	$27.70	$18.37	26,949,300
June	$44.25	$17.84	38,019,400

PRIOR SALES
During the twelve month period preceding the date of this short form prospectus:
•	an aggregate 1,078,514 common shares were issued on a private placement basis on November 9, 2007 and December 24, 2007 at a price of U.S.$23.18 per common share;

•	517,777 Series A Preferred Shares were issued on a private placement basis on November 21, 2007 at a price of $28.97 per share, and (i) are convertible into 517,777 common shares and (ii) provide for the issuance of up to 130,000 common shares as dividends on the Series A Preferred Shares;

•	25,000 common shares were issued pursuant to the acquisition by InterOil of 897,542 non-voting shares of E.P. InterOil Ltd. on December 31, 2007;

•	18,000 common shares were issued from time to time upon the exercise of options;

•	Clarion converted its $60 million share of the Company’s $130 million credit facility into 2,728,477 Common Shares on May 8, 2008 at a deemed price of $22.65;

•	$95 million principal amount of Debentures were issued on a private placement basis on May 9, 2008 to the Selling Securityholders, and (i) are convertible into an aggregate of 3,800,000 Common Shares assuming the conversion of all of the Debentures at the current conversion price of $25.00 per Common Share and (ii) provide for the payment of interest thereon in Common Shares in lieu of cash at the election of the Company or the holders thereof, based on the daily volume weighted average price of Common Shares on the American Stock Exchange as reported by Bloomberg Financial L.P. for the ten consecutive trading days immediately before the applicable interest payment date for the Debentures;

•	9,347 common shares were issued on May 20, 2008 as payment of the dividend on the Series A Preferred Shares for the quarter ended March 31, 2008; and

•	228,000 common shares were issued on June 5, 2008 as payment of a finder’s fee in connection with the private placement of the Debentures.

USE OF PROCEEDS
InterOil will not receive any proceeds from the sale of the Registrable Securities by the Selling Securityholders. All of the net proceeds from sales of the Registrable Securities will be retained by the Selling Securityholders.
CONSOLIDATED CAPITALIZATION
The following table sets forth the consolidated capitalization of InterOil as at March 31, 2008, both before and after giving effect to the private placements of the Debentures and the Acquired Common Shares.

		Outstanding as at
		March 31, 2008	Outstanding as at
		Before Giving	March 31, 2008
		Effect to the	After Giving Effect to
		Private Placements	the Private Placements
Designation	Authorized	(unaudited)	(unaudited)
Common Shares(1)	unlimited	$259,324,136	$325,024,136
		(31,026,356 shares)	(33,982,833 shares)
Series A Preferred Shares(1)	1,035,554	$15,000,000	$15,000,000 (2)
		(517,777 shares)	(517,777 shares)
Bank debt(3)	unlimited	$201,500,000	$71,500,000
8% Subordinated Convertible Debentures	$125,000,000	$—	$95,000,000

Notes:

1.	InterOil is authorized to issue an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, of which 1,035,554 Series A Preferred Shares are authorized. As of July 17, 2008, 34,337,880 Common Shares were issued and outstanding and 200,077 Series A Preferred Shares were issued and outstanding. In addition, as of March 31, 2008, 1,295,000 Common Shares have been reserved for issuance on exercise of a like number of outstanding options to purchase Common Shares issued under the InterOil’s incentive option plan. In addition, as of March 31, 2008, 337,252 warrants to acquire Common Shares were issued and outstanding. The warrants expire on August 27, 2009. Warrant capital as of March 31, 2008 was $2,119,034. InterOil has entered into an agreement with PIE under which PIE, at any time, can exchange 5,000 shares of SPI InterOil LDC for 5,000 Common Shares. In addition, InterOil has granted the parties to the IPI Agreement the right to convert, at any time or from time to time during the conversion right period, all or any portion of such parties’ indirect participation interest (“IPI”) percentage interest into fully paid and non-assessable Common Shares. The conversion right period terminates 90 days after completion and testing of the eighth exploration well drilled by InterOil or its subsidiaries, beginning with the first exploration well drilled after February 25, 2005. As of March 31, 2008, four exploration wells remain to be drilled under this program. The number of Common Shares issuable on any exercise of the parties’ conversion right will equal the quotient of (x) the product of (A) the IPI percentage being converted and (B) $500,000,000 and (y) $37.50. As of March 31, 2008, the total IPI percentage interest was 24.8%, resulting in the potential issuance of up to 3,306,667 Common Shares. Immediately following any such conversion, the parties’ IPI percentage interest will be reduced to reflect such conversion and any other prior conversions by the parties. A party to the IPI Agreement may not exercise the conversion right if it has forfeited its right as provided in the IPI Agreement or has elected to have its IPI percentage become a direct participation interest under the relevant joint venture operating agreement, for which it would receive a registered legal interest in a petroleum development license. Subsequent to quarter ended March 31, 2008, on May 5, 2008, one of the investors who has a 4.1% interest in the IPI Agreement waived its right to convert its IPI percentage into common shares pursuant to the IPI Agreement. This resulted in the lapse of 546,667 options bringing the outstanding options available for conversion under the IPI Agreement to 2,760,000.

2.	This amount consists of a liability component of $7,797,312 and an equity component of $7,202,688 in respect of the 517,777 Series A Preferred Shares. An amount of $360,000 was offset against the equity component, for transaction costs relating to the preference share issue, bringing the equity component down to $6,842,688.

3.	InterOil entered into a loan agreement for $130,000,000 on May 3, 2006 with Merrill Lynch Capital Corporation (“Merrill Lynch”) and certain other lenders. As at March 31, 2008, InterOil has drawn down the full $130,000,000. On May 1, 2008, an interim agreement was reached with Merrill Lynch Capital Corporation to extend to May 12, 2008 the maturity date of the existing facility. The terms of the facility remained unchanged during this period. On May 6, 2008, $60,000,000 of the $130,000,000 facility was converted into the Acquired Common Shares at a price of $22.65 per share. On May 12, 2008 the remaining $70,000,000 of the credit facility was repaid from the proceeds of the sale and issuance of the Debentures.

In addition to the above, on June 12, 2001, the Company entered into a loan agreement with the Overseas Private Investment Corporation to secure a project financing facility of $85,000,000. Repayments amounting to $13,500,000 were made prior to March 31, 2008 bringing the outstanding balance under the facility, as at March 31, 2008, to $71,500,000. This facility is still outstanding after private placements and related events.

PLAN OF DISTRIBUTION
The Selling Securityholders, other than Clarion, are entitled to the benefits of the Registration Rights Agreement and Clarion is entitled to the benefits of the Common Share Purchase Agreement, pursuant to which InterOil agreed to file this short form base shelf prospectus as a base shelf prospectus with the Ontario Securities Commission under the Canadian shelf prospectus system and a registration statement including this short form base shelf prospectus. Pursuant to the Registration Rights Agreement, InterOil has agreed, at its expense, with respect to the Common Shares underlying the Debentures:
•	to file with the SEC a registration statement on such form as it deems appropriate covering resales by holders of such Common Shares;

•	file with the Ontario Securities Commission a prospectus covering resales by holders of such Common Shares;

•	to use its best efforts to cause such registration statement to become effective as promptly as is practicable, but in no event later than 120 days after May 9, 2008; and

•	to use its best efforts to keep the registration statement effective until the earlier of: (i) the date on which all holders of such Common Shares have completed the resale of all of their Common Shares; or (ii) all such Common Shares may be sold by the holders thereof under Rule 144 (or similar provisions then in effect).
All shelf information omitted from this base shelf prospectus will be contained in a shelf prospectus supplement that will be delivered to the purchasers together with this base shelf prospectus. Each shelf prospectus supplement will be incorporated by reference into this base shelf prospectus as of the date of the shelf prospectus supplement and only for the purposes of the distribution to which the shelf prospectus supplement pertains.
Each Selling Securityholder and any of its transferees and assignees may, from time to time, sell any or all of the Registrable Securities on any stock exchange, market or trading facility on which the Registrable Securities are traded or in private transactions. These sales may be at market prices prevailing at the time of sale, fixed or negotiated prices. Each Selling Securityholder may use any one or more of the following methods when selling Registrable Securities:
•	ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•	block trades in which the broker dealer will attempt to sell Registrable Securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker dealer as principal and resale by the broker dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date of this short form base shelf prospectus;

•	close out short positions and return borrowed shares in connection with such short sales;

•	broker dealers may agree with the Selling Securityholders to sell a specified number of such Registrable Securities at a stipulated price per share;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	pledges of Registrable Securities as security for any loan or obligation, including pledges of brokers or dealers;

•	firm commitment or best efforts underwriting;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
Each Selling Securityholder may also sell Registrable Securities under Rule 144 or Rule 904 under the U.S. Securities Act, if available, rather than under this short form base shelf prospectus. Each Selling Securityholder may also rely on exemptions provided under National Instrument 45-102 — Resale of Securities — for sales of the Registrable Securities in Canada, rather than under this short form base prospectus.
Broker dealers engaged by any Selling Securityholder may arrange for other broker dealers to participate in sales. Broker dealers may receive commissions or discounts from such Selling Securityholder (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. No Selling Securityholder expects these commissions and discounts to exceed what is customary in the types of transactions involved. Each Selling Securityholder may from time to time pledge or grant a security interest in some or all of the Registrable Securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell Registrable Securities from time to time under this short form base shelf prospectus, or under an amendment or supplement to this short form base shelf prospectus amending the Selling Securityholders list to include the pledgee, transferee or other successors in interest as Selling Securityholders under this short form base shelf prospectus.
Each Selling Securityholder and any underwriters, brokers, dealers, agents or others that participate with such Selling Securityholder in the distribution of the Registrable Securities offered by this base shelf prospectus may also be deemed to be “underwriters” within the meaning of the Securities Act (Ontario). To the extent any Selling Securityholder may be deemed to be an underwriter, such Selling Securityholder may be subject to certain statutory obligations and liabilities as an underwriter under the Securities Act (Ontario).
In the event a Selling Securityholder enters into any arrangement with a broker dealer for the sale of Registrable Securities through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this short form base shelf prospectus will be filed, if required, disclosing (a) the name of each such Selling Securityholder and of the participating broker dealer(s), (b) the number of Registrable Securities involved, (c) the price at which such Registrable Securities were or are to be sold, (d) the commissions paid or discounts or concessions allowed to such broker dealers, where applicable and (e) other facts material to the transaction.
Each Selling Securityholder also may transfer the Registrable Securities in other circumstances, in which case the transferees will be the selling beneficial owners for purposes of this short form base shelf prospectus. Each Selling Securityholder and any broker dealers or agents that are involved in selling the Registrable Securities may be deemed to be “underwriters” within the meaning of the U.S. Securities Act in connection with such sales. In such event, any commissions received by such broker dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the U.S. Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by such Selling Securityholder. Each Selling Securityholder has represented and warranted to the Company that it acquired the Registrable Securities in the ordinary course of its business and, at the time of its purchase of such securities such Selling Securityholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities. Each Selling Securityholder has further agreed to comply with applicable securities legislation in the jurisdiction in which the Registrable Securities are sold including the obligation to deliver a copy of this short form base shelf prospectus to the purchaser of Registrable Securities if the Registrable Securities are sold in Canada under this short form base shelf prospectus. If any Selling Securityholder uses this short form base shelf prospectus for any sale of the Registrable Securities, it will be subject to the prospectus delivery requirements of the U.S. Securities Act and Canadian securities legislation. Each Selling Securityholder will be responsible to comply with the applicable provisions of the U.S. Securities Act and the U.S. Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Securityholder in connection with resales of its shares under the Shelf Registration Statement. InterOil will not receive any proceeds from the sale of the Registrable Securities. Pursuant to the Registration Rights Agreement and the provisions of the Common Share Purchase Agreement relating to registration rights, InterOil is responsible for registration expenses relating to this short form base shelf prospectus, the shelf registration statement filed with the SEC and the prospectus supplements (if any) filed in connection with this short form base shelf prospectus, and the Selling Securityholders are responsible for all underwriting expenses, discounts, selling commissions and transfer taxes applicable to the sale of the Registrable Securities and all fees and disbursements of counsel for the Selling Securityholders.

The Common Shares are listed and posted for trading under the symbol “IOL” on the Toronto Stock Exchange and under the symbol “IOC” on the American Stock Exchange. On July 17, 2008, the closing price of the Common Shares was Cdn.$29.95 per share on the Toronto Stock Exchange and was U.S.$29.50 per share on the American Stock Exchange.
RISK FACTORS
Investing in InterOil’s securities involves risks. You should carefully consider and evaluate all of the information contained in this short form base shelf prospectus (and in the documents incorporated herein by reference) and a prospectus supplement relating to a specific offering of securities before you decide to purchase any Registrable Securities. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described herein and in the documents incorporated by reference herein, including specifically the annual information form dated March 28, 2008 for the year ended December 31, 2007, and management’s discussion and analysis dated March 28, 2008 for the year ended December 31, 2007. Any of the risks and uncertainties set forth therein could materially and adversely affect InterOil’s business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of InterOil’s securities. As a result, you could lose all or part of your investment.
The “Risk Factors” in the annual information form dated March 28, 2008 included the risk of InterOil being unable to generate sufficient cash flow to pay off or refinance its $130 million credit facility with near-term maturities that could have a material adverse effect on InterOil’s financial condition. This indebtedness has now been refinanced and replaced with equity and $95 million of subordinated convertible debentures due 2013 with the effect that this risk factor is no longer applicable. InterOil will continue to update its Risk Factors from time to time as developments in its business warrant and as required by applicable securities laws and regulations.
In addition, there are certain risks related to an investment in InterOil’s Common Shares:
The price of InterOil’s Common Shares has been volatile.
The market price of the Common Shares has been, and is likely to continue to be, volatile and subject to wide fluctuations. From June 1, 2007 through July 17, 2008, (i) the highest sales price of the Common Shares on the American Stock Exchange has been U.S.$44.25 and the lowest sales price of the Common Shares on such exchange has been U.S.$15.45 and (ii) the highest sales price of the Common Shares on the Toronto Stock Exchange has been Cdn.$47.81 and the lowest sales price of the Common Shares on such exchange has been Cdn.$15.93. The fluctuation in the market prices of the Common Shares is caused by a number of factors, some of which are outside InterOil’s control, including the following:
•	quarterly variations in InterOil’s results of operations;

•	future public announcements concerning InterOil’s business and operations;

•	changes in stock market analyst recommendations or earnings estimates regarding the Common Shares;

•	strategic actions, such as acquisitions by InterOil or its competitors;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to InterOil’s business;

•	significant sales of the Common Shares;

•	the acquisition or loss of major customers or suppliers;

•	additions or departures of key personnel;

•	changes in market valuations for refining, exploration and production companies or companies participating in the retail distribution of refined oil products; and

•	changes in accounting standards, policies, guidance, interpretations or principles.
A decline in the market price of the Common Shares could cause you to lose some or all of your investment.

Future issuances of the Common Shares may adversely affect the price of the Common Shares.
The future issuance of a substantial number of the Common Shares into the public market, or the perception that such issuances could occur, could adversely affect the prevailing market price of the Common Shares.
A decline in the price of the Common Shares could make it more difficult to raise funds through future offerings of Common Shares or securities convertible into Common Shares.
InterOil believes that substantially all of its outstanding Common Shares and the Common Shares issued in the future upon the exercise of outstanding options, warrants and the conversion of the Debentures will be tradeable under the United States federal securities laws following this offering, subject to certain limitations. These limitations include vesting provisions in option and warrant agreements, and volume and manner-of-sale restrictions under Rule 144.
Conversion of the Debentures by the Selling Securityholders, other than Clarion, and the payment of interest to such Selling Securityholders in Common Shares, may depress the price of the Common Shares and substantially dilute your equity interest.
If all of the principal amount of the Debentures is converted into Common Shares, InterOil would be required to issue 3,800,000 Common Shares, which represents approximately 10% of the issued and outstanding Common Shares as of the date hereof. Additional Common Shares may be issued as payment of interest on the Debentures and upon certain anti-dilution adjustments, subject to the receipt of Toronto Stock Exchange approval. The issuance of all or a significant portion of these Common Shares could result in the substantial dilution to the interests of other shareholders or a decrease in the price of the Common Shares due to the additional supply of Common Shares relative to demand in the market. A decline in the price of the Common Shares could encourage short sales of the Common Shares, which could place further downward pressure on the price of the Common Shares.
The Debentures provide for various events of default that would entitle the Selling Securityholders, other than Clarion, to require InterOil to repay the entire amount owed in cash within 15 days. If an event of default occurs, InterOil may be unable to immediately repay the amount owed, and any repayment may leave InterOil with little or no working capital in its business.
The Debentures provide for various events of default. If an event of default occurs, Selling Securityholders, other than Clarion, can require InterOil to repay the full principal amount owed, plus accrued and unpaid interest, at the Default Rate. Some of the events of default include matters over which InterOil may have some, little or no control. Many other events of default are described in the agreements we executed when we issued the Debentures. If an event of default occurs, InterOil may be unable to repay the entire amount in cash. Any such repayment could leave InterOil with little or no working capital for the business.
InterOil may not have the funds necessary to finance the change in control repurchase option under the Debentures.
Upon the occurrence of certain change in control events, the holders of the Debentures may require InterOil to repurchase the outstanding Debentures for cash at 110% of the principal amount, plus accrued but unpaid interest. However, it is possible that InterOil will not have sufficient funds at such time to make the required repurchase of Debentures in cash or that it will be otherwise legally restricted from such repurchases, which could be an event of default under the Debentures resulting in a material and adverse effect on the financial condition of InterOil, which could negatively affect the price of the Common Shares.
InterOil does not intend to pay, and has restrictions upon its ability to pay, dividends on the Common Shares.
InterOil has not paid cash dividends in the past and does not intend to pay dividends on the Common Shares in the foreseeable future. InterOil currently intends to retain any earnings for the future operation and development of its business. InterOil’s ability to make dividend payments in the future will be dependent on the future performance and liquidity of the Company. In addition, the Debentures contain certain restrictions on InterOil’s ability to pay dividends on the Common Shares.

CERTAIN INCOME TAX CONSIDERATIONS
Owning the Registrable Securities may subject you to tax considerations, both in the United States and in Canada. This prospectus does not describe Canadian or United States federal tax consequences of the acquisition, ownership or disposition of the Registrable Securities. You should consult your own tax advisor with respect to your particular circumstances.
LEGAL MATTERS
Unless otherwise specified in the prospectus supplement relating to any offering of Registrable Securities, certain legal matters relating to the offering of the Registrable Securities will be passed upon for InterOil by Bennett Jones LLP with respect to Canadian law and by Haynes and Boone, LLP with respect to United States law. In addition, certain legal matters in connection with an offering by or through any underwriters, dealers or agents will be passed upon by counsel designated by them at such time with respect to Canadian and United States law.
The partners and associates of each of Bennett Jones LLP and Haynes and Boones, LLP, as a group, beneficially own, directly or indirectly, less than 1% of InterOil’s outstanding securities as at the date hereof.
EXPERTS
InterOil’s audited consolidated financial statements as at December 31, 2007 and for each of the three years ended December 31, 2007, together with the notes thereto, incorporated by reference into this short form base shelf prospectus have been audited by PricewaterhouseCoopers, chartered accountants, as indicated in their report dated March 28, 2008 also incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers was first appointed as InterOil’s auditor on June 6, 2005. For information regarding PricewaterhouseCoopers, see “Experts” in the annual information form dated March 28, 2008 for the year ended December 31, 2007.
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
The following documents have been filed with the SEC as part of the Registration Statement of which the prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; and (ii) the consent of PricewaterhouseCoopers.
AVAILABLE INFORMATION
Copies of the documents incorporated herein by reference may be obtained on request without charge from InterOil’s Corporate Secretary (telephone: +61 7 4046 4600), or by accessing the documents available through SEDAR which can be accessed as www.sedar.com, for Canadian filings, and the EDGAR system, which can be accessed at www.sec.gov, for U.S. filings.
InterOil is subject to the informational requirements of the U.S. Exchange Act, and in accordance therewith file reports and other information with the SEC. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.
AUDITORS, TRANSFER AGENT AND REGISTRAR
The auditors of InterOil are PricewaterhouseCoopers, Melbourne, Australia.
The transfer agent and registrar for the Common Shares is Computershare Investor Services Inc. of Canada at its principal transfer office in Toronto, Ontario.

PURCHASERS’ STATUTORY RIGHTS
Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment thereto. The securities legislation further provides a purchaser with remedies for rescission or damages if the base shelf prospectus and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

AUDITOR’S CONSENT
We have read the short form base shelf prospectus of InterOil Corporation dated July 18, 2008 relating to the offer and sale of 8,128,477 Common Shares of InterOil Corporation (the “Corporation”). We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.
We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the audited consolidated balance sheets of the Corporation as at December 31, 2007, 2006 and 2005 and the consolidated statements of operations, shareholders’ equity, comprehensive income and cash flows for each of the years then ended. Our report is dated March 28, 2008.
This consent has been issued solely to comply with the requirements of Canadian generally accepted auditing standards and is neither required nor intended to satisfy the requirements of Canadian securities legislation or the Securities Act of 1933, as amended.

Melbourne, Australia July 18, 2008	(signed) “PricewaterhouseCoopers”

A-1

CERTIFICATE OF THE COMPANY
July 18, 2008
This short form base shelf prospectus, together with the documents incorporated in this short form base shelf prospectus by reference, will, as of the date of the last supplement to this short form base shelf prospectus relating to the securities offered by this short form base shelf prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this short form base shelf prospectus and the supplement(s) as required by the securities legislation in the Province of Ontario.

(Signed) “Phil E. Mulacek”	(Signed) “Collin F. Visaggio”
Chief Executive Officer	Chief Financial Officer
On behalf of the Board of Directors

(Signed) “Christian Vinson”	(Signed) “Gaylen Byker”
Director	Director

B-1

PART II
INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
INDEMNIFICATION
     Sections 5.1 to 5.4 of the Bylaws of the Company provides, with regard to indemnity and insurance under the Business Corporations Act of the Yukon Territory, Canada (the “Act”), in part as follows:
“5.1 Indemnification of Directors and Officers against actions by Third Parties. Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:
     a) He acted honestly and in good faith with a view to the best interests of the Corporation; and
     b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.
5.2 Indemnification of Directors and Officers against actions by the Corporation. The Corporation shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in paragraph 5.1 in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).
5.3 Right of Indemnity not Exclusive. The provisions for indemnification contained in the Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in any other capacity while holding such office. This section shall also apply to a person who has ceased to be a director or officer, and shall enure to the benefit of the heirs and legal representatives of such person.
5.4 Insurance. Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as the Board may from time to time determine.”
     The provisions of sections 5.1 and 5.2 of the Company’s by-laws are in accordance with sections 126 (1) and (2) of the Act, which deal with Indemnification of Directors and Officers against actions by Third Parties and Indemnification of Directors and Officers against actions by the Corporation, respectively.
     The provisions of section 5.4 of the Company’s by-laws are subject to the provisions of section 126(4) of the Act which provides that the insured must have acted honestly and in good faith with a view to the best interests of the Company.”
     Insofar as indemnification for liabilities arising from the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXHIBIT INDEX

EXHIBIT
NUMBER	DESCRIPTION
4.1	The management information circular dated May 12, 2008 relating to our annual general meeting of shareholders to be held on June 23, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 27, 2008 (file no. 001-32179)).

4.2	The annual information form of InterOil, dated March 28, 2008, for the year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).

4.3	Management’s discussion and analysis of InterOil dated March 28, 2008 for the year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).

4.4	The audited consolidated balance sheets as at December 31, 2007, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, together with the auditors’ report thereon dated March 28, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).

4.5	The comparative interim consolidated financial statements (unaudited) of InterOil for the three month periods ended March 31, 2008 and 2007 together with the notes thereto (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 15, 2008 (file no. 001-32179)).

4.6	Management’s discussion and analysis of InterOil dated May 14, 2008 for the three month period ended March 31, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 15, 2008 (file no. 001-32179)).

4.7	Material change report of InterOil dated May 12, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 13, 2008 (file no. 001-32179)).

4.8	Material change report of InterOil dated May 6, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 6, 2008 (file no. 001-32179)).

4.9	Material change report of InterOil dated May 2, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 2, 2008 (file no. 001-32179)).

4.10	Material change report of InterOil dated May 1, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 1, 2008 (file no. 001-32179)).

4.11	Material change report of InterOil dated November 22, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 27, 2007 (file no. 001-32179)).

4.12	Material change report of InterOil dated November 5, 2007 (incorporated by reference to the Registrant’s Registration Statement on Form F-10 filed with the Commission on January 31, 2008 (file no. 333-148960)).

4.13	Material change report of InterOil dated August 31, 2007 (incorporated by reference to the Registrant’s Registration Statement on Form F-10 filed with the Commission on January 31, 2008 (file no. 333-148960)).

4.14	Material change report of InterOil dated August 22, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on August 23, 2007 (file no. 001-32179)).

23.1	Consent of PricewaterhouseCoopers*

EXHIBIT
NUMBER	DESCRIPTION
24.1	Power of Attorney (included on the signature page of this Registration Statement)†

*	Filed herewith

†	Filed previously

PART III
UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
ITEM 1. UNDERTAKING.
The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Amendment No. 1 to Form F-10 or to transactions in said securities.
ITEM 2. CONSENT TO SERVICE OF PROCESS.
The Company previously filed with the Commission on July 3, 2008, concurrently with the filing of its Registration Statement on Form F-10, a written irrevocable consent and power of attorney on Form F-X.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Amendment No. 1 to Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cairns, State of Queensland, Australia, on the 17th day of July, 2008.

INTEROIL CORPORATION
By:	/S/ PHIL E. MULACEK
Phil E. Mulacek
Chairman of the Board and Chief Executive Officer

AUTHORIZED REPRESENTATIVE
Pursuant to the requirements of Section 6(1) of the Securities Act of 1933, as amended, the Authorized Representative has signed this Amendment No. 1 to Registration Statement on Form F-10 solely in its capacity as the duly authorized representative of InterOil Corporation in the United States, on July 17, 2008.

By:	/S/ PHIL E. MULACEK
Phil E. Mulacek
Chairman of the Board and Chief Executive Officer